Exhibit 5.2

Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, Pennsylvania 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

August 12, 2024

Board of Directors

Mind Medicine (MindMed) Inc.

One World Trade Center

Suite 8500

New York, NY 10007

To the addressee referred to above:

We are acting as U.S. counsel to Mind Medicine (MindMed) Inc., a company incorporated under the laws of the Province of British Columbia (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-280548) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to (a) the public offering of (i) 9,285,511 common shares, without par value, of the Company (the “Shares”) and (ii) pre-funded warrants to purchase up to 1,428,775 common shares (the “Pre-Funded Warrants” and the common shares issuable upon the exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares” and, collectively with the Shares, the “Securities”), pursuant to the terms of the Underwriting Agreement, dated August 9, 2024 (the “Agreement”), by and between the Company and Leerink Partners LLC and Evercore Group L.L.C, as representatives of the several underwriters named in the Agreement (the “Underwriters”), in each case, as described in the Prospectus, dated June 28, 2024 (the “Registration Statement Prospectus”), which forms a part of the Registration Statement, as supplemented by the Prospectus Supplement, dated August 9, 2024 (together with the Registration Statement Prospectus, the “Prospectus”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of New York (but not including any statutes, rules, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations.

In connection with the opinion expressed below, we have assumed that at or prior to the time of the issuance of the Pre-Funded Warrants: (i) the Company is, and shall remain, validly existing as a corporation under the laws of the Province of British Columbia; (ii) the Agreement has been duly authorized, executed and delivered by the Company; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Pre-Funded Warrants. We have also assumed that the terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Pre-Funded Warrants pursuant to the terms of the Agreement and (ii) receipt by the Company of the consideration for the Pre-Funded Warrants specified in the resolutions of the Pricing Committee of the Board of Directors of the Company, each Pre-Funded Warrant to be delivered in accordance with the Agreement, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms to the extent governed by New York Law, assuming it constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under British Columbia law.

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Report on Form 8-K to be filed with the Securities and Exchange Commission on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP